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                                                                   EXHIBIT 99.1

                                            CONTACT:
                                            Joseph F. Pesce
                                            Chief Financial Officer
                                            (617) 367-2163


FOR IMMEDIATE RELEASE

                             CONCENTRA MANAGED CARE, INC.
              COMPLETES ACQUISITION OF VENCOR'S NETWORK OF OCCUPATIONAL
                                   MEDICINE CENTERS

    BOSTON, MASSACHUSETTS, (October 9, 1997) - Concentra Managed Care, Inc. (Nasdaq/NM: CCMC) today announced that it has closed the purchase of 16 occupational medicine centers from Vencor, Inc. (NYSE: VC). Specific terms of the cash transaction were not disclosed.

    The network of centers, which was part of Vencor's March 1997 acquisition of TheraTx, Incorporated, provides occupational medicine services in five states. Vencor, a long-term healthcare company with over $3 billion in annual revenues, owns and operates a national network of hospitals, nursing centers and contract service providers in 46 states.

    This acquisition expands Concentra's network of occupational healthcare centers to three new states and four new markets and is expected to add approximately $23 million to the company's annual revenues. For the year ended December 31, 1996, Concentra's revenues totaled $350 million with net income of $21 million. Concentra Managed Care is the nation's first fully integrated managed care company focused on workers' compensation cost containment.

    Concentra offers prospective and retrospective services to employers and insurers of all sizes, providing pre-employment testing, loss prevention services, first report of injury, injury care, specialist networks, specialized cost containment services, and field case management for workers' compensation as well as for the disability and automobile injury markets. The Company has 122 field case management offices, with approximately 1,225 field case managers who provide medical management and return to work services in 49 states, the District of Columbia, and Canada. The Company also has 83 service locations that provide specialized cost containment services including utilization management, telephonic case management, and retrospective bill review. Under the name Concentra Medical Centers, the Company operates the nation's largest network of occupational healthcare centers, currently managing the practices of 249 physicians located in 138 centers in 36 markets in 19 states.